PRESS RELEASE for Friday, January 26

New Mexico Software Terminates Consultancy Agreement

Albuquerque, NM, January 26, 2007 -- New Mexico Software, Inc. (OTC Bulletin Board: NMXC) announced today the company has terminated its consultancy agreement with Brian McGowan and no longer has any relationship with him.

Today, the company has become aware of spam e-mails that predict the imminent release of information about the company’s business. These e-mails may be the basis for the huge volume of transactions and the increase in the price of the company’s shares in the Over-the-Counter market. These e-mails are entirely unauthorized by the company and have no basis from the company’s point of view. The company makes timely releases of material information when appropriate.

About New Mexico Software
New Mexico Software is a leading provider of information management solutions that significantly improve the interface between the paper world and the digital world, facilitating a true paperless environment. It is the only public company providing web-based integrated services for individuals and companies, large or small, which allows full access to data from anywhere in an easy-to-use, familiar browser environment at an affordable price. For more information, visit http://www.nmxc.net or http://www.nmxs.com, or contact Dick Govatski, president and CEO, at (505) 255-1999 or ceo@nmxs.com.

An investment profile on New Mexico Software may be found at http://www.hawkassociates.com/nmxcprofile.aspx. For an online investor relations kit, visit http://www.hawkassociates.com or http://www.americanmicrocaps.com. For more investor-related questions, contact Frank Hawkins, Hawk Associates, at (305) 451-1888 or info@hawkassociates.com.

The foregoing press release contains forward-looking statements including statements regarding the company’s expectation of its future business. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control. Actual results could differ materially from these forward-looking statements.

5021 Indian School Rd. NE Suite 100 - Albuquerque, New Mexico 87110 - (505) 255-1999 - (505) 255-7201 (Fax)

www.nmxs.com